Corporate Capital Trust, Inc. 8-K

Exhibit 99.1

Corporate Capital Trust Successfully Increases Borrowing Capacity

SAN FRANCISCO, Calif., December 1, 2017 – Corporate Capital Trust, Inc., a leading business development company, today announced it increased the maximum borrowing capacity of two of its secured revolving credit facilities.

On November 28, 2017, the borrowing capacity of CCT Tokyo Funding, LLC, a wholly-owned subsidiary of Corporate Capital Trust, under its revolving credit facility with Sumitomo Mitsui Banking Corporation was increased to $300 million from $200 million, with interest charged at the option of CCT Tokyo Funding at a rate of (a) LIBOR plus 1.75%, if the average advances are greater than $150 million, otherwise plus 2.00% or (b) the higher of the prime rate or the federal funds rate plus 0.50%, plus 0.75% if the average advances outstanding are greater than $150 million, otherwise plus 1.00%. This credit facility matures in 2021.

Additionally, also on November 28, 2017, Corporate Capital Trust increased the size of its revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and ING Capital LLC, as syndication agent, by $30 million for a total revolving credit facility size of $958 million. Borrowings under this credit facility, which includes 21 lenders, bears interest (at the option of Corporate Capital Trust) at a rate of (a) LIBOR plus 2.00%, if the borrowing base is equal to or greater than 1.85 times the combined debt amount, otherwise plus 2.25%, and (b) the greatest of the prime rate, the federal funds rate plus 0.50%, and one-month LIBOR plus 1.00%, plus 1.00%, if the borrowing base is equal to or greater than 1.85 times the combined debt amount, otherwise plus 1.25%. This credit facility matures in 2021.

“We are pleased to continue to build our capital structure at an attractive cost of borrowings, while expanding an already diverse lender group,” said Todd Builione, CEO of Corporate Capital Trust.

About Corporate Capital Trust

Corporate Capital Trust is a business development company that provides investors an opportunity to access middle market direct lending investments. The Company is externally managed by KKR Credit Advisors (US) LLC (“KKR”), a subsidiary of KKR & Co. LLP (“KKR & Co.”), and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The Company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions. For additional information, please visit www.corporatecapitaltrust.com.

About KKR

KKR & Co. is a leading global investment firm that manages multiple alternative asset classes, including credit, private equity, energy, infrastructure and real estate, and, through its strategic manager partnerships, hedge funds. KKR & Co. aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR & Co. portfolio companies. KKR & Co. invests its own capital alongside its partners' capital and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

Media Contact
Kristi Huller or Cara Major
media@kkr.com

Investor Relations Contact
Danny McMahon or Donna Bass
CCT-IR@kkr.com